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                                                                    Exhibit 10.1

                      Amendments to the Visteon Corporation
               Supplemental Executive Retirement Plan (the "SERP")

                                  June 15, 2006

Amendments to the SERP Traditional Program

A. The component of the SERP which generally is applicable to employees who had commenced participation in the SERP prior to January 1, 2002 (the "SERP Traditional Program") is amended, effective June 30, 2006, in the following respects:

     1. Employment after June 30, 2006 will not be recognized for purposes of determining an employee's Credited Service to the extent that service is used to calculate the amount of any retirement benefit to which a covered employee is entitled.

     2. An employee's Final Five Year Average Base Salary and Eligibility Service will be determined in accordance with the terms of the SERP Traditional Program, taking into account the employee's eligible Monthly Base Salary (as defined in the SERP Traditional Program) through the first date on which the employee retires from or otherwise ceases to be employed in a Covered Employment Classification (as defined in the SERP Traditional Program) with the Corporation and its affiliates.

     3. Covered Employment Classification (as defined in the SERP Traditional Program) shall include employees who were classified as Senior Leaders on January 1, 2006 and subsequently reclassified as Senior Directors due to the elimination of the Senior Leader classification and not as a result of a demotion or change in job responsibilities.

     4. The Applicable Percentage set forth in Section 2.03 (a) of the SERP Traditional Program shall remain .20% for employees who were classified as Senior Leaders on January 1, 2006 and subsequently reclassified as Executive Leaders due to the elimination of the Senior Leader classification and not as a result of promotion or a change in job responsibilities. The Applicable Percentage for such Senior Leaders who were reclassified as Senior Directors subsequent to January 1, 2006 shall be .20%.

     5. A participant in the SERP Traditional Program who terminates employment after June 30, 2006 will be eligible to receive a benefit under the SERP Traditional Program upon attaining a SERP Eligibility Date (as defined in the SERP BalancePlus Program.)

Amendments to the SERP BalancePlus Program

B. The component of the SERP which generally is applicable to employees who commenced participation in the SERP after December 31, 2001 (the "SERP BalancePlus Program") is amended, effective June 30, 2006, in the following respects:

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     1. Employees of the Corporation or a participating affiliate who are active participants in the SERP Traditional Program on June 30, 2006 (each, an
"Affected Employee") will begin participation in the SERP BalancePlus Program on July 1, 2006.

     2. An Affected Employee's benefit under the SERP BalancePlus Program will be determined solely by reference to the Affected Employee's Compensation and Final Average Compensation (as such terms are defined in the SERP BalancePlus Program).

     3. Final Average Compensation for purposes of determining pension equity accruals shall be the sum of (i) final average compensation as defined in the BalancePlus Program as in effect on June 29, 2006, determined without regard to the compensation limitation of Code Section 401(a)(17) of the Internal Revenue Code, and (ii) the average of the three highest consecutive Annual Incentive amounts paid to the participant (or that would have been paid to the participant except for the participant's election to defer all or a portion of such payment.)

     4. The minimum target incentive level required for at least five years in order to attain a SERP Eligibility Date (as defined in the SERP BalancePlus Program) shall be reduced to 30% from 40%.


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